SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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BLUEGREEN CORPORATION
(Name of Registrant as Specified In Its Charter)

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4960 Conference Way North, Suite 100
Boca Raton, Florida 33431
Tel: (561) 912-8000 Fax: (561) 912-8100

July 26, 2002

To our Shareholders:

            You are cordially invited to attend the Annual Meeting of Shareholders of Bluegreen Corporation (the “Company”) which will be held at the Renaissance Boca Raton Hotel, 2000 Northwest 19th Street, Boca Raton, Florida, on Thursday, August 22, 2002, at 3:00 p.m., local time.

            The accompanying Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting and contain certain information about the Company and its officers and Directors. Following the meeting we will also report on the operations of the Company. Directors and executive officers of the Company will be present to respond to any questions that you may have.

            Please sign, date and return the enclosed proxy card promptly. If you attend the meeting, and we sincerely hope you will, you may vote in person even if you have previously mailed a proxy card.

            Thank you for your attention and continued interest in our Company. We look forward to seeing you at the meeting.

Very truly yours,

GEORGE F. DONOVAN
George F. Donovan President and Chief Executive Officer

1

BLUEGREEN CORPORATION
4960 Conference Way North, Suite 100
Boca Raton, Florida 33431

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 22, 2002

            The Annual Meeting of the Shareholders of Bluegreen Corporation will be held at the Renaissance Boca Raton Hotel, 2000 Northwest 19th Street, Boca Raton, Florida, on Thursday, August 22, 2002, at 3:00 p.m., local time, to consider and act on the following matters:

(1)	To elect two Directors;

(2)	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 30, 2003; and

(3)	To transact such other business as may properly come before the meeting or any adjournments thereof.

            The close of business on July 2, 2002, has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

            THE PRESENCE OF A QUORUM IS IMPORTANT. THEREFORE, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY BY MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON, BUT WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND THE MEETING.

By order of the Board of Directors,

RANDI S. TOMPKINS
Randi S. Tompkins Clerk July 26, 2002

2

BLUEGREEN CORPORATION
4960 Conference Way North, Suite 100
Boca Raton, Florida 33431
(561) 912-8000

Annual Meeting of Shareholders

August 22, 2002

PROXY STATEMENT

Information Concerning Solicitation

            This Proxy Statement is furnished to the holders of common stock, par value $.01 (the “Common Stock”), of Bluegreen Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at Renaissance Boca Raton Hotel, 2000 Northwest 19th Street, Boca Raton, Florida, on Thursday, August 22, 2002, at 3:00 p.m., local time, and at any adjournment or postponement thereof. If the enclosed proxy is signed and returned and is not revoked, it will be voted at the Annual Meeting in accordance with the instructions of the shareholder(s) who execute it. If no instructions are given, the proxy will be voted FOR the election of the nominees for Director and FOR the other proposal set forth in the Notice of Annual Meeting described herein (the ratification of the appointment of Ernst & Young LLP as independent auditors). The proxy of any shareholder may be revoked by such shareholder in writing addressed to Randi S. Tompkins, the Clerk of the Company, at the above address or in person at any time before it is voted. Submission of a later dated proxy will revoke an earlier dated proxy.

            All costs of solicitation will be borne by the Company. The solicitation is to be principally conducted by mail and may be supplemented by telephone and personal contacts by Directors, executive officers and regular employees of the Company, without additional remuneration. Arrangements will be made with brokerage houses, banks and custodians, nominees and other fiduciaries to forward solicitation materials to the beneficial owners of shares held of record. The Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

            It is anticipated that this Proxy Statement, the accompanying notice and the enclosed proxy, together with the Company’s annual report to shareholders, will first be mailed to shareholders on or about July 26, 2002.

Outstanding Voting Securities

            The Board of Directors has fixed the close of business on July 2, 2002 (the “Record Date”) as the date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. The number of shares of Common Stock outstanding and entitled to vote on that date was 24,415,807, with each share being entitled to one vote. A majority of the issued and outstanding shares as of the Record Date will constitute a quorum for the transaction of business at the Annual Meeting.

            The affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting is required for the election of Directors. Approval of the ratification of the appointment of Ernst & Young LLP as independent auditors will require the affirmative vote of holders of a majority of the Common Stock present or represented at the Annual Meeting.

            Each holder of record of Common Stock on the Record Date is entitled to cast one vote per share in person or by proxy at the Annual Meeting. Shares as to which a nominee (such as a broker holding shares in street name for a beneficial owner) has no voting authority in respect of matters before the Annual Meeting will be deemed represented for quorum purposes but will not be deemed to be voting on such matters and, therefore, will not be counted as negative votes as to such matters. Votes will be tabulated by the Company’s transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

Shareholder Proposals for Next Annual Meeting

            Proposals of shareholders of the Company intended to be presented at the 2003 Annual Meeting of Shareholders must be received by the Company not later than February 26, 2003, to be considered for inclusion in the Company’s proxy materials relating to the 2003 Annual Meeting and on or before May 12, 2003, for matters to be considered timely such that, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company may not exercise its discretionary authority to vote on such matters at that meeting. Any such proposals should be sent to the Company at its principal office addressed to Randi S. Tompkins, Clerk of the Company. Other requirements for inclusion are set forth under Rule 14a-8 under the Exchange Act.

Proposal 1 - Election of Nominees for Director

            There are currently six members of the Board of Directors. The By-Laws of the Company provide that the Directors are classified, with respect to the time for which they hold office, into three classes, as nearly as equal in number as possible. Directors are elected for three-year terms. The term of office of the Directors in one of the classes expires each year, and their successors are elected at each annual meeting of shareholders for a term of three years and until their successors are duly elected. The terms of John E. Abdo, John Laguardia and Ralph A. Foote expire at the Annual Meeting. The Board has nominated Messrs. Abdo and Laguardia for election to the class, the term of which expires at the annual meeting in 2005. Mr. Foote has decided to retire from the Board and will not seek re-election to the Board. The Board has determined not to nominate a Director to replace Mr. Foote at this time, and has fixed the number of Directors for the ensuing year at five.

            On April 10, 2002, Levitt Companies, LLC (“Levitt”), a wholly-owned subsidiary of BankAtlantic Bancorp, Inc. (“BBC”) (NYSE: BBX), acquired an aggregate of approximately 8 million shares of the Company’s outstanding Common Stock from certain real estate funds affiliated with Morgan Stanley Dean Witter and Company, Inc. (the “Funds”) and Grace Brothers, Ltd. (“GBL”) and Bradford T. Whitmore, the general partner of GBL, individually, in private transactions. As a result of these purchases, combined with prior holdings in the Company, Levitt owned approximately 39% of the Company’s outstanding Common Stock as of May 1, 2002. In connection with Levitt’s acquisition of the Company’s stock, the Funds’ designees to the Company’s Board, Joseph M. Zuber, Michael J. Franco and John P. Buza, and the general partner of GBL, Bradford T. Whitmore, resigned from the Board on April 10, 2002. On April 11, 2002, the Board elected to fill two vacancies and appointed Mr. Abdo and Alan B. Levan to the Board. Mr. Abdo is President and Chief Executive Officer of Levitt and Vice Chairman of the Board of Directors of BBC. Mr. Levan is Chairman of the Board of Directors of Levitt and Chairman of the Board of Directors, President and Chief Executive Officer of BBC. In May 2002, Messrs. Levan and Abdo were elected as Chairman and Vice Chairman of the Board, respectively.

            In May 2002, Richard M. Kelleher, whose term would have expired at the 2003 annual meeting, resigned from the Board. The Board did not appoint a replacement.

            Unless contrary instructions are received, the enclosed proxy will be voted for the election of the two nominees listed herein. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NAMED NOMINEES. Messrs. Abdo and Laguardia are currently serving as Directors of the Company and have consented to serve, if elected, for the term described herein. Although the Board of Directors does not contemplate that any of the nominees will be unavailable for election, in the event that vacancies occur unexpectedly, the enclosed proxy, unless authority has been withheld as to such nominee, will be voted for such substituted nominees, if any, as may be designated by the Board. If elected, the nominees listed below will serve until the 2005 annual meeting (or special meeting in lieu thereof) and until their successors are duly elected and qualified.

            The principal occupations and business experience of the nominees for Director and each Director whose term will continue following the annual meeting for the preceding five years along with any directorships of other publicly-owned or registered investment companies are as follows:

Nominees for Election for a Term of Three Years Expiring at the 2005 Annual Meeting

            John E. Abdo became a Director of the Company in April 2002, as a Board-appointed replacement for Joseph M. Zuber, who resigned from the Company’s Board of Directors in 2002. In May 2002, Mr. Abdo was elected as Vice Chairman of the Company’s Board. Since 1984, Mr. Abdo has been the Vice Chairman of BBC, a publicly-held financial services holding company principally engaged through its subsidiaries in commercial banking, investment banking and real estate development. Mr. Abdo has also served as the Vice Chairman of the Board of BFC Financial Corporation (“BFC”) since 1984. BFC is a publicly-held savings bank holding company whose principal asset is its interest in BBC. Since 1999, Mr. Abdo has also held the position of President and Chief Executive Officer of Levitt. Levitt is principally engaged in the business of residential construction, real estate development and real estate investment and is a wholly-owned subsidiary of BBC. Mr. Abdo is also a director of Benihana National Corporation.

            John Laguardia became a Director of the Company in 2000, as a Board-appointed replacement for Joseph C. Abeles, who resigned from the Company’s Board of Directors in 2000. Since 1999, he has been the President and Chief Operating Officer of ALH II, Inc., a holding company involved in the roll-up of regional homebuilders located in the southeastern United States. From 1997 through 1999, Mr. Laguardia served as the Executive Vice President and Chief Operating Officer of Atlantic Gulf Communities Corporation, a publicly-traded real estate development company. Mr. Laguardia was the President and Chief Executive Officer for American Heritage Homes from 1994 to 1997.

Director Whose Term Expires at the 2003 Annual Meeting

            J. Larry Rutherford was first elected to the Board of Directors in April 1997. Since September 1999, Mr. Rutherford has been the President and Chief Executive Officer of Southstar Development Partners, Inc., a real estate developer. From 1990 to 1999, he served as the President and Chief Executive Officer of Atlantic Gulf Communities, a publicly-traded real estate development company. In 1991, Mr. Rutherford was charged with careless driving which resulted in the death of a passenger in his automobile. Those charges were settled with a “no contest” plea and resulted in the loss of his driver’s license and probation. Following review of the circumstances surrounding this accident and the charges, the Board determined that the settlement of this proceeding has not adversely affected Mr. Rutherford’s ability to perform his duties as a Director of the Company.

Directors Whose Term Expires at the 2004 Annual Meeting

            George F. Donovan joined the Company as a Director in 1991 and was appointed President and Chief Operating Officer in October 1993. He became Chief Executive Officer in December 1993. Mr. Donovan has served as an officer of a number of other recreational real estate corporations, including Leisure Management International, of which he was President from 1991 to 1993, and Fairfield Communities, Inc., of which he was President from April 1979 to December 1985.

            Alan B. Levan became a Director of the Company in April 2002, as a Board-appointed replacement for Michael J. Franco, who resigned from the Company’s Board of Directors in 2002. In May 2002, Mr. Levan was elected as the Company’s Chairman of the Board. Since 1984, Mr. Levan has been the Chairman of the Board, President and Chief Executive Officer of BBC. Mr. Levan has also served as the Chairman of the Board, President and Chief Executive Officer of BFC or its predecessors since 1978.

Director Emeritus

            Joseph C. Abeles, a private investor, served as a Director of the Company from 1987 through 2000. Mr. Abeles currently holds the honorary title of Director Emeritus and has no voting power on the Company’s Board of Directors.

            The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of May 1, 2002, by (a) each Director, (b) each of the executive officers listed in the Summary Compensation Table below, (c) all current Directors and executive officers as a group and (d) all persons known to be the beneficial owners of more than five percent of the Company’s outstanding Common Stock. The amount of Common Stock held by executive officers includes nominal amounts held in the Company’s 401(k) plan.

Unless otherwise noted, each shareholder has sole voting and investment power with respect to the shares of Common Stock listed.

Name	Age	Common Stock	Options Exercisable Within 60 Days	Shares of Common Stock Issuable Upon Conversion Of Debentures and Notes (1)	Total Shares Beneficially Owned	Percent Of Shares Outstanding (2)

John E. Abdo (3)	58	9,517,326	—	—	9,517,326	39.0%
John F. Chiste	46	288	108,556	—	108,844	*
George F. Donovan	63	96,138	649,466	—	745,604	3.0%
Ralph A. Foote (4)	79	38,641	157,374	—	196,015	*
Daniel C. Koscher	44	66,958	225,194	—	292,152	1.2%
John Laguardia	63	—	15,000	—	15,000	*
Alan B. Levan (3)	57	9,517,325	—	—	9,517,325	39.0%
John M. Maloney, Jr.	40	—	10,000	—	10,000	*
J. Larry Rutherford	56	—	75,000	—	75,000	*
Mark T. Ryall	42	—	10,000	—	10,000	*
All Directors and named executive officers as a group (14 persons) (5)	—	9,728,171	1,353,677	—	11,081,848	43.1%

BankAtlantic Bancorp, Inc. and Levitt Companies, LLC 1750 East Sunrise Blvd. Ft. Lauderdale, FL 33304 (3)(6)	—	9,517,325	—	—	9,517,325	39.0%

Grace Brothers, Ltd. 1560 Sherman Avenue Suite 900 Evanston, IL 60201 (6)	—	102,300	—	1,782,184	1,884,484	7.2%

______________

*	Less than 1%.

(1)	The conversion prices of $8.24 per share and $3.92 per share (the conversion prices on May 1, 2002) are used to determine the shares of Common Stock into which the Company’s 8.25% convertible subordinated debentures due 2012 (the “Debentures”) and the Company’s 8.00% convertible subordinated notes payable due 2002 (the “Convertible Notes”) are convertible, respectively.

(2)	In accordance with the rules of the Securities and Exchange Commission, the denominator used to calculate the percent of shares outstanding includes shares issuable upon conversion of any Debentures and Notes held by the applicable stockholder or group and upon exercise of any options that are exercisable within 60 days and held by the applicable stockholder or group, plus 24,385,807 shares outstanding on May 1, 2002.

(3)	As of May 1, 2002, BankAtlantic Bancorp, Inc. (NYSE: BBX) and its wholly-owned subsidiary, Levitt Companies, LLC, owned 1,200,000 and 8,317,325 shares of the Company’s Common Stock, respectively. Messrs. Levan and Abdo may be deemed to control BankAtlantic Bancorp, Inc. and Levitt Companies, LLC, as a result of their positions with those entities, and therefore the shares beneficially held by these entities are also deemed to be beneficially owned by Messrs. Levan and Abdo.

(4)	Includes 6,924 shares of Common Stock held by Mr. Foote’s wife.

(5)	Includes the 9,517,325 shares held by BankAtlantic Bancorp, Inc. and Levitt Companies, LLC, that may be deemed beneficially owned by Messrs. Levan and Abdo and the shares described in note (4) above.

(6)	Based on the most recent (as of May 1, 2002) Form 13D filed with the Securities and Exchange Commission.

Board of Directors and its Committees

            The Board of Directors of the Company held five meetings during the fiscal year ended March 31, 2002. Each Director attended at least 75% of the meetings of the Board of Directors and meetings of the Committees of the Board on which he served, except for Mr. Rutherford.

            Directors of the Company who are employees of the Company do not receive fees or retainers for serving as Directors. For fiscal 2002, each non-employee Director who served during the year received an annual retainer of $25,000 (paid in monthly increments of $2,083.33 for each month that the non-employee served as a Director), a $1,500 fee for each Board meeting attended and reimbursement of reasonable out-of-pocket travel expenses to attend Board of Director meetings. Each non-employee director who serves as a chairman of a committee of the Board receives an additional annual retainer of $1,500 (paid in monthly increments of $125 for each month that the employee served as a Director). In addition, all of the Company’s non-employee Directors are entitled to receive a stock option covering 15,000 shares of the Company’s Common Stock under the Company’s 1998 Non-Employee Directors Stock Option Plan on the first trading day after each annual meeting of the Company’s shareholders or any special meeting held in lieu thereof. The exercise price is equal to the closing market price of the Company’s Common Stock on the New York Stock Exchange on the date of grant. These options vest over a three-year period. Effective April 10, 2002, all stock options held by members of the Board serving at that time became fully vested as a result of the acquisition of the Company’s Common Stock by Levitt, due to a change of control provision in the applicable stock option agreements.

Audit Committee

            The Audit Committee consists of Messrs. Laguardia (Chairman) Foot and Rutherford. The Board will select a new member for the Audit Committee to replace Mr. Foote, who is not seeking reelection at the 2002 Annual Meeting, at its August 23, 2002 Board meeting. Messrs. Laguardia, Rutherford and Foote are each considered to be an independent director. The Audit Committee is governed by a written charter approved by the Board of Directors.

Report of the Audit Committee

            The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

            The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors’ independence.

            The Committee discussed with the Company’s independent auditors the scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Committee met four times during fiscal year 2002.

            In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended March 31, 2002 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

Audit Committee

John Laguardia, Chairman Ralph A. Foote J. Larry Rutherford

Nominating Committee

            The Nominating Committee, which met once during fiscal 2002, consists of Messrs. Rutherford (Chairman) and Donovan. The Nominating Committee is responsible for the selection of potential candidates for membership on the Board of Directors and the periodic review of compensation of Directors. The Nominating Committee will consider nominees recommended by shareholders. Recommendations should be submitted in writing to: Nominating Committee, Bluegreen Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431.

Compensation Committee

            During fiscal 2002, Messrs. Kelleher (Chairman), Franco and Whitmore served as members of the Compensation Committee of the Board of Directors. Each of these individuals, as indicated above, resigned from the Board after the end of fiscal 2002. For fiscal 2003, Messrs. Abdo and Rutherford will serve on the Compensation Committee. The Compensation Committee met twice during fiscal 2002. The Committee: (a) monitors compensation arrangements for management employees for consistency with corporate objectives and shareholders’ interests, (b) approves incentive distributions and grants of stock options to officers, employees and independent contractors of the Company and its subsidiaries and (c) advises management on matters pertaining to management development and corporate organizational planning.

Compensation Committee Interlocks and Insider Participation

            Mr. Whitmore, who served as a Director during fiscal 2002 and resigned from the Board in April 2002, is a general partner of Grace Brothers, Ltd., an investment partnership and broker-dealer. In September 1997, the Company borrowed $5,000,000 from Grace Brothers, Ltd. pursuant to a Note Purchase Agreement, which amount was used to fund a portion of the purchase price in connection with the Company’s acquisition of Resort Development International Group, Inc. and Resort Title Agency, Inc. (collectively, “RDI”). Pursuant to the Note Agreement, the Company executed convertible notes payable to Grace Brothers, Ltd. in the aggregate principal amount of $5,000,000 (the “Convertible Notes”). The Convertible Notes have a maturity date of September 11, 2002, and the outstanding balances of the Convertible Notes are convertible into the Company’s Common Stock. The Convertible Notes bear interest at 8% per annum. The Convertible Notes are subordinated to the Company’s 10½% Senior Secured notes due 2008 (the “Senior Notes”) in the aggregate principal amount of $110 million, to the same extent the Company’s Debentures are subordinated to the Senior Notes; the Convertible Notes are not contractually subordinated to any other indebtedness of the Company. See “Certain Relationships and Other Transactions”.

            Mr. Franco, who served as a Director during fiscal 2002 and resigned from the Board in April 2002, is a Vice President of and Director of U.S. Acquisitions for the Morgan Stanley Real Estate Funds, which beneficially owned approximately 24.3% of the Company’s Common Stock during fiscal 2002.

            Mr. Abdo is the Vice Chairman of BBC and the President and Chief Executive Officer of Levitt. BBC and Levitt, on a combined basis, beneficially owned approximately 39.0% of the Company’s Common Stock as of May 1, 2002.

Compensation Committee Report on Executive Compensation

General

            The Compensation Committee of the Board of Directors is composed of non-employee Directors of the Company and, as indicated above, the Compensation Committee’s duties include reviewing and making recommendations to the Board generally with respect to the compensation of the Company’s executive officers. The Board of Directors reviews these recommendations and approves all executive compensation action.

Compensation Principles

            The Company’s executive compensation program is designed to align compensation with the Company’s business strategy, values and management initiatives. The program:

    Integrates compensation programs with the Company’s annual and long-term strategic planning and measurement processes.
    Reinforces strategic performance objectives through the use of incentive compensation programs.
    Rewards executives for long-term strategic management and the enhancement of shareholder value by delivering appropriate ownership interest in the Company.
    Seeks to attract and retain quality talent, which is critical to both the short-term and long-term success of the Company.

            In March 1998, the Company entered into employment agreements with Messrs. Donovan, Chiste and Koscher. In December 2001, Messrs. Donovan and Chiste entered into new employment agreements with the Company. Mr. Koscher entered into a new employment agreement with the Company in May 2002. See “Employment Agreements” below for further details.

            The three components of the Company’s current compensation program for executive officers are: (i) base compensation, (ii) annual bonus plan and (iii) incentive stock options.

Base Compensation

            The Compensation Committee has evaluated and determined appropriate ranges of pay for all categories of management to facilitate a Company-wide systematic salary structure with appropriate internal alignment. In determining appropriate pay ranges, the Committee annually examines market compensation levels for executives who are currently employed in similar positions in public companies with comparable revenues, net income and market capitalization. This market information is used as a frame of reference for annual salary adjustments and starting salaries. The Compensation Committee determined to grant base salary increases ranging from 0% to 13% for the executive officers named in the “Summary Compensation Table” during fiscal 2002. This decision reflects the Committee’s consideration of the Company’s performance during fiscal 2002 as well as the Committee’s assessment that the executive officers’ base salaries after the current year increases, if applicable, were comparable to companies involved in similar operations and of similar size.

Annual Bonus Plan

            The objectives of the annual bonus plan are to motivate and reward the accomplishment of corporate annual objectives, reinforce strong performance with differentiation in individual awards based on contributions to business results and to provide a fully competitive compensation package with the objective of attracting, rewarding and retaining individuals of the highest quality. As a pay-for-performance plan, year-end cash bonus awards are paid upon the achievement of performance goals established for the fiscal year. Participants are measured on two performance components: (1) corporate financial performance (specific measurements are defined each year and threshold, target and maximum performance levels are established to reflect the Company’s objectives) and/or (2) key individual performance which contributes to critical results for the management position. A weighting is established for each component taking into account the relative importance of each based on each executive officer’s position. Appropriate performance objectives are established by the Compensation Committee for each fiscal year in support of the Company’s strategic plan.

Incentive Stock Options

            Stock options align the interests of employees and shareholders by providing value to the employee when the stock price increases. All options are granted at an exercise price of at least 100% of the fair market value of the Common Stock on the date of grant except incentive options issued to employees who own more than 10% of the Company’s Common Stock, in which case the option price may not be less than 110% of the market value of the Common Stock on the date of grant. Incentive stock options were granted to Mr. Maloney in connection with his commencement of employment with the Company during fiscal 2002. See “Option Grants in Last Fiscal Year”.

            Section 162(m) of the Interval Revenue Code of 1986, as amended (the “Code”), limits an employer’s income tax deduction for compensation paid to certain key executives of a public company to $1,000,000 per executive per year. The Company has no executives whose salaries currently approach this level and, accordingly, has not addressed what approach it will take with respect to section 162(m), except to the extent the 1995 Stock Incentive Plan contains standard limits and provisions on awards which are extended to enable such awards to be exempt from the section 162(m) deduction limits.

Compensation of Chief Executive Officer

            During fiscal 2002, the base salary of George F. Donovan, President and Chief Executive Officer, was $450,000, reflecting no increase from fiscal 2001. As detailed below in the “Summary Compensation Table”, Mr. Donovan was awarded an annual bonus of $433,800, but no stock options during fiscal 2002. Additionally, the Company purchased term life insurance for Mr. Donovan’s benefit, at a premium cost during fiscal 2002 of $56,808. This compares to the award of no annual bonus or stock options for fiscal 2001. The increase in Mr. Donovan’s annual bonus was due to certain pre-determined strategic goals and financial performance objectives being achieved during fiscal 2002. The Committee concluded that Mr. Donovan’s total fiscal 2002 compensation was competitive and aligned in the mid-range of total compensation for other chief executives of publicly held companies in similar businesses and of similar size. Furthermore, the Committee believes that total fiscal 2002 compensation reflects its confidence in Mr. Donovan’s ability to lead the Company to execute the Company’s strategic plans, including the continued development and expansion of the Resorts Division. The Committee’s knowledge of Mr. Donovan’s successful background, including his prior service as the chief executive officer of another publicly held real estate company, together with its observations of Mr. Donovan’s performance during his tenure with the Company, served equally to assure the Committee of his ability to lead the Company as its chief executive.

Compensation Committee

Richard M. Kelleher, Chairman Michael J. Franco Bradford T. Whitmore

Executive Compensation

Summary Compensation Table

            The following table sets forth compensation for the past three fiscal years for the Company’s Chief Executive Officer and the other four most highly compensated executive officers (the “Named Executive Officers”).

		Annual Compensation		Long-Term Compensation Awards

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Securities Underlying Options (#) (2)	All Other Compensation ($) (3)

George F. Donovan	2002	$450,000	$433,800	—	$88,432
President and Chief Executive Officer	2001	$450,000	$—	—	$82,808
	2000	$375,000	$100,000	—	$84,975

John F. Chiste	2002	$255,000	$182,070	—	$6,956
Senior Vice President,	2001	$225,000	$50,000	—	$9,917
Treasurer and Chief Financial Officer	2000	$175,000	$40,000	—	$9,917

Daniel C. Koscher	2002	$275,000	$363,303	—	$5,994
Senior Vice President,	2001	$250,000	$200,000	—	$5,994
President - Land & Golf Division	2000	$175,000	$75,000	—	$5,994

John M. Maloney, Jr. (4)	2002	$229,166	$75,000	50,000	$82,743
Senior Vice President,	2001	$—	$—	—	$—
President – Resorts Division	2000	$—	$—	—	$—

Mark T. Ryall (4)	2002	$190,000	$81,000	—	$52,701
Senior Vice President and	2001	$76,154	—	50,000	$7,981
Chief Information Officer	2000	$—	$—	—	$—

______________

(1)	Amounts represent bonuses earned for each fiscal year and paid during the subsequent fiscal year.

(2)	Figures represent stock options granted under the Company’s 1995 Stock Incentive Plan.

(3)	Other compensation for fiscal 2002 consists of dollar amounts of premiums paid on life insurance policies for the benefit of the Named Executive Officer (Mr. Donovan - $56,808; Mr. Chiste - $6,956 and Mr. Koscher - $5,994), forgiveness of debt to the Company (Mr. Donovan - $31,624) and reimbursement of relocation expenses (Mr. Maloney - $82,743 and Mr. Ryall - $52,701).

(4)	Mr. Maloney became the Senior Vice President of the Company’s Resorts Division in May 2001 and a Senior Vice President of the Company and the President of the Resorts Division in May 2002. Mr. Ryall became the Company’s Chief Information Officer in October 2000.

Option Grants in Last Fiscal Year

            The following table sets forth certain information concerning stock options granted to the Named Executive Officers during fiscal 2002.

	Number of Securities Underlying Options	Percent of Total Options Granted to Employees	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)

	Granted (#) (1)	in Fiscal Year	($ Per Share)	Date	5%	10%

George F. Donovan	—	—	—	—	—	—
John F. Chiste	—	—	—	—	—	—
Daniel C. Koscher	—	—	—	—	—	—
John M. Maloney, Jr.	50,000	100%	$2.29	5/24/11	$72,021	$182,513
Mark T. Ryall	—	—	—	—	—	—

______________

(1)	These options become exercisable in five equal annual installments commencing one year from the date of grant.

(2)	As required by the rules promulgated by the SEC, potential realizable values are based on the prescribed assumption that the Company’s Common Stock will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Company’s Common Stock.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

            The following table sets forth information regarding the number of shares acquired and value realized upon the exercise of stock options during fiscal 2002 and the number and unrealized value of unexercised options, adjusted to give effect to any Common Stock dividends, and held by each of the Named Executive Officers as of March 31, 2002. Unrealized values are computed by multiplying the number of shares by the amount by which the closing market price of the Company’s Common Stock on the New York Stock Exchange as of March 29, 2002, exceeds the exercise price.

			Number of Securities Underlying Unexercised Options at Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exerciseable (E) vs. Unexerciseable (U)		Exerciseable (E) vs. Unexerciseable (U)

George F. Donovan	—	—	649,466	E	$617,576	E
			132,072	U	$29,626	U

John F. Chiste	—	—	108,556	E	$56,461	E
			52,584	U	$14,115	U

Daniel C. Koscher	29,812	$22,359	249,043	E	$220,814	E
			76,080	U	$12,191	U

John M. Maloney, Jr.	—	—	—	E	$—	E
			50,000	U	$135,000	U

Mark T. Ryall	—	—	10,000	E	$27,300	E
			40,000	U	$109,200	U

Securities Authorized for Issuance Under Stock Option Plans

            The following table sets forth information as of March 31, 2002, regarding the number of shares of Common Stock to be issued upon the exercise of outstanding options, the weighted-average exercise price of outstanding stock options and the number of shares of Common Stock remaining available for future issuance (excluding shares of Common Stock to be issued upon the exercise of outstanding stock options) under the Company’s 1985 Stock Option Plan, 1988 Outside Directors’ Stock Option Plan, 1995 Stock Incentive Plan and 1998 Non-Employee Director Stock Option Plan (collectively, the “Stock Option Plans”). The Company’s shareholders previously approved the Stock Option Plans and all amendments. The Company has no equity compensation plans that have not been approved by its shareholders.

	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Stock Options (#) (a)	Weighted-Average Exercise Price of Outstanding Stock Options ($) (b)	Number of Shares of Common Stock Remaining Available for Future Issuance (excluding those in column (a)) Under the Stock Option Plans (#) (c )

1985 Stock Option Plan	518,038	$3.46	—
1988 Outside Directors’ Stock Option Plan	366,773	$3.14	—
1995 Stock Incentive Plan	1,493,157	$6.45	1,458,838
1998 Non-Employee Director Stock Option Plan	405,000	$4.99	95,000

Total	2,782,968	$5.24	1,553,838

Employment Agreements

            In March 1998, the Company entered into employment agreements with each of George F. Donovan, John F. Chiste and Daniel C. Koscher. In December 2001, the Company entered into new employment agreements with Messrs. Donovan and Chiste. In May 2002, the Company entered into a new employment agreement with

Mr. Koscher. The terms of the new employment agreements are for an initial one-year period, subject to automatic one-year extensions unless terminated by either the employee or the Company with 60 days notice. The employment agreements provide that the employees will receive a base salary ($450,000 for Mr. Donovan; $275,000 for Mr. Koscher and $255,000 for Mr. Chiste) and certain other benefits and will be eligible to receive a cash bonus as determined by the Board of Directors. Under the employment agreements, if the Company terminates any employee without cause, the Company will pay the employee his base salary for the 15 months (12 months with an additional lump-sum payment equal to one year’s salary in the case of Mr. Donovan) following such termination. A termination of the employee without cause shall be deemed to occur upon, among other things, a significant decrease of the employee’s position, duties or responsibilities, the failure by the Company to obtain the assumption of the employment agreement by any successor to the Company’s business, or the sale of all or substantially all of the business or assets of the Company or the Company’s liquidation. Upon any termination by the Company for cause (as defined in the employment agreements) or by the employee, the employee shall be entitled only to amounts then due to him. In the event the employee is disabled, the employee’s employment shall be terminated and the employee shall be entitled to receive his base salary for 12 months following such termination. Pursuant to his employment agreement, each employee agreed, for 15 months (12 months in the case of Mr. Donovan) following his termination, not to compete with the Company, disclose confidential information about the Company, or solicit the Company’s current or former employees.

Performance Graph

            The following graph assumes an investment of $100 on March 31, 1997, and thereafter compares the yearly percentage change in cumulative total return to shareholders of the Company with an industry peer group (consisting of MEGO Financial Corporation, Intrawest Corporation, ILX Resorts, Sunterra Corporation, and Silverleaf Resorts) (“New Peer Group”), the industry peer group reflected in the Performance Graph in the Company’s fiscal 2001 Proxy Statement (consisting of Avatar Holdings, Fairfield Communities, ILX Resorts, Sunterra Corporation, and Silverleaf Resorts) (“Old Peer Group”) and a broad market index (the S&P 500). The graph shows performance on a total return (dividend reinvestment) basis. The peer group was modified this year as Avatar Holdings no longer has a significant timeshare division, while Fairfield Communities is no longer publicly traded as it was acquired by Cendant Corporation, an entity that operates in many industries other than timeshare. The graph lines connect fiscal year-end dates and do not reflect fluctuations between those dates.

Data Points in Performance Graph

	1997	1998	1999	2000	2001	2002

Bluegreen Corporation	$100.00	$287.50	$162.50	$102.08	$51.00	$166.33
S & P 500	$100.00	$148.00	$175.32	$206.78	$161.95	$162.35
Old Peer Group	$100.00	$117.33	$57.39	$28.76	$20.59	$25.26
New Peer Group	$100.00	$128.27	$72.91	$52.04	$47.43	$50.20

Solicitation Material

            The Report of the Audit Committee, the Compensation Committee Report on Executive Compensation and the Performance Graph above shall not be deemed “soliciting material” or incorporated by reference into any of the Company’s filings with the Securities and Exchange Commission by implication or by any reference in any such filing to this Proxy Statement.

Certain Relationships and Other Transactions

            In connection with Mr. Donovan’s appointment as the Company’s Chief Executive Officer and his relocation, on November 15, 1993, the Board of Directors authorized a $130,000 loan which accrued interest at the prime lending rate through June 1, 1996. The loan has been interest-free from June 2, 1996 to date. Pursuant to Mr. Donovan’s March 1998 and December 2001 employment agreement, the $130,000 loan is being forgiven on a pro rata basis (20% per year) over a five-year period commencing April 1, 1998. In addition, during fiscal 2000, the Company advanced an $180,000 home equity loan to Mr. Donovan, which bears interest at the prime lending rate (which was 4.75% per annum at March 31, 2002). The outstanding balance on this loan as of March 31, 2002, was approximately $108,000. This outstanding balance plus all accrued interest as of July 1, 2002 became the balance of a new $125,045 promissory note between Mr. Donovan and the Company. Mr. Donovan will pay the balance of this new promissory note plus interest at the prime lending rate (adjusted annually) through payroll deductions over 60 months commencing August 1, 2002.

            On September 11, 1997, the Company borrowed $5,000,000 from GBL, an entity with a 7.2% beneficial ownership interest in the Company as of May 1, 2002 and an affiliate of Mr. Whitmore, a former Director of the Company, and issued the Convertible Notes. The proceeds from the issuance were used to fund a portion of the purchase price of RDI. The Convertible Notes are convertible into shares of the Company’s Common Stock at a conversion price of $3.92 per share, subject to adjustment in certain circumstances. In March 1998, the holders of the Convertible Notes agreed to subordinate such notes to the Company’s obligations under the Senior Notes. The Convertible Notes are due on September 11, 2002.

            On August 14, 1998, the Company entered into a Securities Purchase Agreement (the “MS Purchase Agreement”) with the Funds pursuant to which the Funds purchased an aggregate of approximately 5.89 million shares of Common Stock for an aggregate of $50 million. The MS Purchase Agreement provided the Funds and their “permitted transferees” (as defined in the MS Purchase Agreement) with various rights and protections, including the right to elect two members to the Company’s Board of Directors, for so long as the Funds and their permitted transferees owned in the aggregate at least a specified percentage of the shares issued to the Funds under the MS Purchase Agreement. Under the MS Purchase Agreement, the Funds agreed to vote all of their shares for the election of management’s slate to the Company’s Board of Directors. As indicated above, the Funds have sold all of the shares they acquired under the MS Purchase Agreement to Levitt. The Funds have advised the Company that Levitt is not an affiliate, or “permitted transferee”, of the Funds for purposes of the MS Purchase Agreement. As a result, (i) Levitt will not have any rights under the MS Purchase Agreement and (ii) Levitt will not be subject to the provisions of the MS Purchase Agreement, which required the Funds to vote their shares for management’s board slate.

            The Company did not enter into any agreements with Levitt in connection with Levitt’s acquisition of Common Stock from the Funds, GBL or Mr. Whitmore. The Funds assigned to Levitt the rights that they had under a separate registration rights agreement dated August 14, 1998 with the Company to have the Company’s shares issued under the MS Purchase Agreement registered under the Securities Act of 1933.

            Any existing loans to the Company’s officers and employees other than in the ordinary course of business have been approved, and any such future loans will be approved, by a majority of disinterested, non-management Directors. It is also the Company’s policy that any transaction with an employee, officer, Director or principal shareholder, or affiliate of any of them, involving in excess of $10,000 (other than in the ordinary course of the Company’s business) shall be approved by a majority vote of disinterested Directors, and any such transaction will be on terms no less favorable to the Company than those which could reasonably be obtained from an independent third party.

Proposal 2 - Ratification of the Appointment of Ernst & Young LLP as Independent Auditors of the Company

            The Board of Directors has appointed the firm of Ernst & Young LLP (“E&Y”) as auditors for fiscal 2003, subject to final approval by the Audit Committee of the scope of, and E&Y’s fees for, performing the audit for such fiscal year. E&Y and its predecessor, Arthur Young & Co., have served as the Company’s auditors since 1984. The Company has been informed that E&Y has no direct or indirect financial interest in the Company and has no other connection with the Company other than as independent auditors. Fees for last fiscal year were: annual audit - $295,500; audit related services - $73,250 and all other fees - $81,135.

            Representatives of E&Y are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

            In the event that ratification of the appointment of E&Y as the auditors for the Company is not obtained at the upcoming Annual Meeting of Stockholders, the Board of Directors will reconsider its selection.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE SELECTION OF AUDITORS AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than ten percent of its Common Stock to file reports with the SEC disclosing their ownership of stock in the Company and changes in such ownership. Copies of such reports are also required to be furnished to the Company. Based solely on a review of the copies of such reports received by it, the Company believes that, during fiscal 2002, all such filing requirements were complied with, except for a report on Form 4 filed late by Mr. Foote.

Other Matters

            As of the date of this Proxy Statement, the Board of Directors knows of no business to come before the meeting except as set forth above. If any other matters should properly come before the meeting, it is expected that the enclosed proxy will be voted on such matters in accordance with the best judgment of the proxies. Discretionary authority with respect to any such matters is conferred by the proxy.

By the order of the Board of Directors,

RANDI S. TOMPKINS
Randi S. Tompkins, Clerk July 26, 2002

ANNUAL REPORT

            A COPY OF THE COMPANY’S 2002 ANNUAL REPORT, INCLUDING THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 2002, WHICH INCLUDES THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, FILED WITH THE SEC IS BEING DELIVERED SIMULTANEOUSLY WITH THE PROXY STATEMENT TO SHAREHOLDERS OF THE COMPANY AS OF THE RECORD DATE. ADDITIONAL COPIES OF THE ANNUAL REPORT, AND COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 2002 AS FILED WITH THE SEC WILL BE PROVIDED WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, BLUEGREEN CORPORATION, 4960 CONFERENCE WAY NORTH, SUITE 100, BOCA RATON, FLORIDA 33431.

BLUEGREEN CORPORATION 4960 CONFERENCE WAY NORTH SUITE 100 BOCA RATON, FL 33431	VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bluegreen Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	BLUGR1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BLUEGREEN CORPORATION MANAGEMENT RECOMMENDS FOR ALL. Vote On Directors

1.	To elect two Directors. Nominees:	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
	01) John E. Abdo and 02) John Laguardia	0	0	0

Vote On Proposal		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 30, 2003; and	0	0	0

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

	The close of business on July 2, 2002, has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

	Please sign exactly as your name appears on this proxy. When shares are held by joint tenants or as community property, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	If you plan on attending the meeting, please check box to the right.0

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

2002 Annual Meeting of Shareholders

Thursday, August 22, 2002 at 3:00 p.m. at the

Renaissance Boca Raton Hotel, 2000 Northwest 19th Street, Boca Raton, Florida

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. Each shareholder may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you submit your proxy by telephone or Internet, do not return your proxy card.

Thank you for your proxy submission.

BLUEGREEN CORPORATION

4960 CONFEENCE WAY NORTH, SUITE 100

BOCA RATON, FLORIDA 33431

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 22, 2002

The shareholder(s) hereby appoint(s) Randi S. Tompkins and Anthony M. Puleo, or either of them, as proxies and attorneys-in-fact, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Bluegreen Corporation that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 p.m., Eastern Time on Thursday, August 22, 2002, at the Renaissance Boca Raton Hotel, 2000 Northwest 19th Street, Boca Raton, Florida, and any adjournment or postponement thereof.

            THE PRESENCE OF A QUORUM IS IMPORTANT. THEREFORE, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY BY MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON, BUT WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND THE MEETING.

            THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE